Exhibit 99.3	TRANSLATION

BUSINESS COOPERATION AGREEMENT

This Business Cooperation Agreement (the “Agreement”) is entered into as of March 22, 2005 between the following two parties in Beijing:

Party A:	Baidu Online Network Technology (Beijing)Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

Party B:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

WHEREAS:

(1)	Party A, a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the”PRC”), which has rich experience and professionals in computer software design, development and information technology and service, and also has certain clients resources;

(2)	Party B, a liability limited company duly incorporated in Beijing, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the value added telecom business such as the Internet Information Service, etc (license number: Jing ICP Zheng 030173); the websites which under its operation are www.baidu.com (the relevant linked domain names include baidu.com.cn, baidu.cn, baidu.com and shifen.com, collectively, the “Baidu websites”) and www.hao123.com, www.hao123.net, www.hao222.com, www.hao222.net (collectively, the “hao123 websites”); and Party B is licensed by Beijing Municipal Administration of Industry and Commerce to carry on the network advertising business (license number: Jing Hai Gong Shang Guang Zi Di 0397 Hao);

(3)	Party A and Party B has cooperated closely, engaged in the development of network resources and make efforts to provide the most excellent search engine service to their clients from the establishment of Party B and the Parties has formed the relationship of advantage complement and long term friendly cooperation. Both Parties wish to maintain the cooperating relationship and agree to confirm this cooperating relationship in the form of written agreement.

NOW THEREFORE, Party A and Party B hereby reach to the following agreement with friendly consultation in the principle of equality and voluntaries:

1.	Rights and Obligations

1.1	Party A agrees to use the Internet Information Services (including, but not limited to Internet information release, Internet information search), Internet advertising and other relevant services provided by Party B that are necessary (including, but not limited to, the services provided by Party A to its clients) to operate Party A’s businesses (including but not limited to

Exhibit 99.3	TRANSLATION

the	Internet technology services, Baidu P4P services, etc.); Party B agrees to use the search engine technology services provided by Party A on Party B’s Baidu websites and hao123 websites, and provide the aforesaid Internet Information Service and relevant services (including, but not limited to, releasing results of P4P services provided by Party A on Baidu websites operated by Party B).

1.2	Party A authorizes Party B to use the “Baidu Chinese Search Engine”, “Baidu Wang Shi Tong” and “Baidu Network Payment for Performance System” software system which are owned by Party A at the Baidu websites and hao123 websites. The license scope, license method and license fees shall be stipulated by two Parties separately.

2.	Terms of Payment

2.1	As the consideration to the Internet Information Service and relevant services provided by Party B, Party A agrees to pay Party B the fees for the information and relevant services, the detailed standard of the service fees shall be implemented in accordance with Appendix 1 which may be adjusted in accordance with the actual circumstances by two Parties.

2.2	Both Parties hereby confirmed that Party A has paid off all the service fees by various manners, such as assuming the operation costs, etc, for the Information Service and relevant services which provided by Party B to Party A before the execution of this Agreement.

3.	Representations and Warranties

3.1	Party A represents and warrants as follows:

3.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;

3.1.2	Party A, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals) from other third party or governments, without violating the restriction of the laws and company which binds or influences Party A to execute and perform this Agreement;

3.1.3	The Agreement will constitute a legal, valid and binding agreement of Party A and will be enforceable against Party A in accordance with its terms upon its execution.

3.2	Party B represents and warrants as follows:

3.2.1	Party B is a company duly incorporated and validly existing under the laws of the PRC and is licensed by Beijing Municipal Telecommunication Management Bureau to engage in the business of the Internet Information Service;

Exhibit 99.3	TRANSLATION

3.2.2	Party B, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals from other third party or governments, without violating the restriction of the laws and company, which binds or influences Party B to execute and perform this Agreement;

3.2.3	The Agreement will constitute a legal, valid and binding agreement of Party B will be enforceable against Party B in accordance with its terms upon its execution.

4.	Effective Date and Term

4.1	This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously.

4.2	The term of this Agreement is ten (10) years unless earlier terminated in accordance with this Agreement or other terms of the relevant agreements stipulated by two Parties separately. However, if any Party is terminated at the expiration of its operating period or with other causes, this Agreement shall be terminated simultaneously, except that this Party has assigned its rights and obligations in accordance with Article 9 of this Agreement.

4.3	This Agreement may be extended with the written consent of Party A before the expiration of this Agreement. The term of extension shall be decided unanimously by the negotiation of both Parties.

5.	Confidentiality

Both Parties acknowledge and confirm that any oral or written materials communicated in connection with this Agreement are confidential documents. Both Parties shall keep the secrets of all such documents and not disclose any such documents to any third party without prior written consent from the other party unless it is under the following conditions: (a) such documents are known or shall be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any document disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction pursuant to this Agreement, and such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by each party shall be deemed as the disclosure of such party and such party shall assume the liabilities for its breach of contract in accordance with this Agreement. This Article shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

6.	Force Majeure

6.1	Force Majeure, which includes acts of governments, acts of nature, fire,

Exhibit 99.3	TRANSLATION

explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The party who is affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement or any term hereof shall inform the other party of such exemption as soon as possible and any action taken by it for performing this Agreement.

6.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party may not be responsible for any liability. The affected party shall take appropriate manners to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

7.	Settlement of Disputes

7.1	This Agreement shall be governed and interpreted in accordance with the laws of PRC.

7.2	Both Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitration award shall be final and conclusive and binding upon the Parties.

8.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or both Parties set forth below.

Party A:	Baidu Online Network Technology (Beijing)Co., Ltd.
Legal Address: 12 Floor, LiXiang International Building, 58 West Road of North fourth Circle, Haidian District, Beijing
Fax: [8610-82607009]
Phone: [8610-82621188]

Party B:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address: 12 Floor, LiXiang International Building, 58 West Road of North fourth Circle, Haidian District, Beijing
Fax: [8610-82607008]
Phone: [8610-82621188]

Exhibit 99.3	TRANSLATION

9.	Assignment

Party B shall not transfer its rights and obligations under this agreement to other third parties without the prior written consent of Party A; Party B hereby agrees that Party A shall be able to transfer all or any of its rights and obligation under this Agreement to any third party as its needs, and such transfer shall only be subject to a written notice sent to Party B by Party A, and no any further consent from Party B will be required.

10.	Amendment and Supplement

Any amendment and supplement of this Agreement must be made in writing and signed by both Parties. The amendment and supplement duly executed by both parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

11.	Severability

If any clause of this Agreement is judged as invalid or non-enforceable according to relevant PRC Laws, such clause shall be deemed invalid only within the applicable area of the PRC Laws, and without affecting other clauses hereof in any way.

12.	Entire Agreement

This Agreement constitutes the entire agreement of both Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings.

13.	Copies

This Agreement is executed in Chinese. The original of this Agreement is in duplicate. Each Party holds one and all the original copies are equally valid..

IN WITNESS THEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives as of the date first set forth above.

[No Text Below]

Exhibit 99.3	TRANSLATION

[Signature Page]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal Representative/Authorized Representative:	/s/ Shawn Wang

Seal:

Party B: Beijing Baidu Netcom Science and Technology Co., Ltd.

Legal Representative/Authorized Representative:	/s/ Yanhong Li

Seal:

Exhibit 99.3	TRANSLATION

Appendix 1 Standard of Service Fees

Party A shall pay RMB10,000 per month to Party B as the fee of information service and relevant services. Party B has the right to determine whether or not to exempt the fees of information service and relevant services.